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                                        Exhibit 11
                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

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                                        Exhibit 11
                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                      Three Months Ended            Six Months Ended
                           April 30,                    April 30,
                      ------------------             ----------------
                     1997            1996            1997            1996
                         Fully           Fully           Fully           Fully
               Primary  Diluted Primary Diluted Primary Diluted Primary Diluted
               -------  ------- ------- ------- ------- ------- ------- -------
(in thousands, except per
 share amount)

Net Income......$6,201   $6,201  $1,031  $1,031  $7,217   $7,217 $1,603  $1,603
Weighted Average
 Common Shares
  Outstanding....6,535    6,535   5,426   5,426   6,534    6,534  5,426   5,426
Assumed Issuances
 Under Stock
  Option Plans     124      138      98     117     135      138    129     129
                 ------   ------  -----   -----   ------  ------  -----   -----
                 6,659    6,673   5,524   5,543   6,669    6,672  5,555   5,555
                 ======   ======  =====   =====   ======  ======  =====   =====
Earnings(loss)
per common share. $.93     $.93    $.19    $.19   $1.08    $1.08   $.29    $.29
                 ======   ======  =====   =====   ======  ======  =====   =====